FOR IMMEDIATE RELEASE

March 12, 1999

MGI  PROPERTIES  ("MGI")
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SIGNS  AGREEMENT  TO  SELL  NEW  ENGLAND  PROPERTIES
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            BOSTON,  MASSACHUSETTS....MGI Properties (NYSE:MGI), today announced that it has entered into an agreement to sell its 4.4 million square-foot portfolio of 53 New England properties to a private real estate investment group. The sale is subject to the customary terms and conditions for a transaction of this size, including the purchaser's satisfactory completion of due diligence, engineering and environmental inspections, and approval of title and surveys. This sale is expected to close in MGI's third quarter, although there can be no assurance that it will be successfully completed. The purchase price for the sale of these properties, coupled with management's current estimates and pricing and other assumptions with respect to the remainder of the portfolio, is expected to result in aggregate net liquidation proceeds of between $29 and $30 per share, after all fees and liquidation costs; however, no assurance can be given that per share net cash proceeds will be within this range or will reach this range.

            W. Pearce Coues, Chairman of the Board of Trustees, stated that this agreement represents a major step in executing the Plan of Liquidation that was approved by the shareholders on October 14, 1998. In addition, Mr. Coues stated that the remaining 14 properties, which aggregate 1.2 million square feet and includes one retail property in New England, six non-New England office properties, three non-New England retail centers, a parcel of land, and three residential properties consisting of 959 multi-family units, are now being marketed.

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For further information contact:
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Phillip C. Vitali, Executive Vice President and Treasurer (617) 422-6000

This Press Release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of the Trust's properties in the event the Plan of Liquidation is implemented; changes in national and local economic and financial market conditions; the successful completion of the sale described in this press release, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1998, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption of Liquidation Plan."